Neurologix, Inc.
271-32E Grand Central Parkway
Floral Park, New York 22005

February 19, 2004

Mr. Mark Hoffman
Palisade Capital Securities, L.L.C.
One Bridge Plaza
Fort Lee, New Jersey 07024

Dear Mr. Hoffman:

This will confirm that we have requested you to provide us with various investment banking and financial advisory services in connection with our merger with CTP/N Merger Corp., a wholly-owned subsidiary of Change Technology Partners, Inc., whereby we will acquire approximately 68% of the outstanding common stock of the combined company. This will also confirm our understanding that we have agreed to pay you a fee of $200,000 in connection with such services; provided however; that such consideration is contingent upon, and only shall be payable, if the merger is successfully consummated.

We appreciate your assistance in this matter.

Very truly yours,

/s/ Dr. Martin J. Kaplitt, President
Dr. Martin J. Kaplitt, President